Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), effective as of November 29, 2016 (the “Effective Date”), by and between MERIDIAN WASTE SOLUTIONS, INC., a New York corporation, with offices at 12540 Broadwell Road, Suite 2104, Milton, Georgia 30004 (hereinafter called the “Company”), and JOSEPH D’ARELLI, an individual (the “Executive”). The Company and Executive are also each hereinafter referred to individually as a “Party” and together as the “Parties”

W I T N E S S E T H:

WHEREAS, the Executive is currently employed by the Company as Corporate Comptroller/SEC Compliance Director;

WHEREAS Company desires to employ the Executive to perform services as Chief Financial Officer for the Company, and the Executive desires to perform such services, on the terms and conditions set forth in this Agreement;

WHEREAS in connection with Executive’s prior employment with the Company as its Comptroller, the Company issued to Executive Three Hundred Thousand (300,000) restricted shares of the Company's common stock (the “Initial Shares”);

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.
EMPLOYMENT

The Company agrees to employ the Executive as Chief Financial Officer of the Company, and the Executive agrees to serve as the Chief Financial Officer of the Company upon the terms and conditions hereinafter set forth.

2.
TERM

The term of this Agreement is for a period of twenty-four (24) months, beginning on the Effective Date (the “Initial Term”). This Agreement is automatically renewable for successive terms of twelve (12) months (each a “Renewal Term”). For purposes of this Agreement, the Initial Term and any Renewal Term are hereinafter collectively referred to as the “Term.” This Agreement will automatically renew unless either Party provides the other with written notice of non-renewal at least sixty (60) days before the end of the Term.

3.
COMPENSATION

(a) Base Salary. Beginning on the Effective Date, the Company agrees to pay the Executive a base salary at the annual rate of Three Hundred Thousand Dollars ($300,000). All salary, bonus, or other compensation payable to the Executive shall be subject to the customary withholding, FICA, medical and other tax and other employment taxes and deductions as required by federal, state and local law with respect to compensation paid by an employer to an employee. The Board of Directors and any committees thereof may perform an annual review of Executive’s salary based on a review of Executive’s performance of his duties and the Company’s other compensation policies.

(b) Incentive Bonus.
(i) Cash. In addition to the foregoing salary, Executive shall be eligible for an annual cash incentive bonus (“Cash Incentive Bonus”) in the amount of Fifty Thousand Dollars ($50,000), or such other amount as shall be determined by the Board of Directors in accordance with criteria determined by the Board of Directors and based on the review and recommendation of the Compensation Committee of the Board of Directors. The Cash Incentive Bonus shall be payable annually in cash and/or equity, at the election of the Executive.
(ii) Equity. In addition to the foregoing, during each calendar year of this Agreement, Executive shall be entitled to an annual bonus, payable in restricted common stock of the Company in accordance with the Company’s 2016 Equity and Incentive Plan, based upon (i) acquisitions by the Company or its subsidiaries of substantially all the assets of existing businesses or of controlling interests in existing business entities and (ii) equity or debt financings (collectively, the “Major Transactions”). The bonus shall be calculated as of January 15th of each year of this Agreement based upon the Major Transactions which took place in the immediately preceding calendar year. The bonus shall be calculated as follows: The dollar value of the bonus shall be calculated by multiplying the sum of the purchase prices and/or proceeds of all Major Transactions, without double-counting, during the immediately preceding year by .005. The dollar value of such bonus shall then be divided by the average closing bid price of the common stock of the Company (the “Common Stock”) in the principal market on which the Common Stock is traded, for the five (5) consecutive trading days ending on the last trading day of the previous calendar year. The resulting calculation shall be the number of restricted common shares of the Company which shall be issued to the Executive. The calculations described above shall be made by no later than January 15th of the year following the calendar year for which the calculations are based and the shares shall be issued to the Executive within 15 days of the calculation having been completed.
4.
DUTIES

The Executive is hereby employed as Chief Financial Officer of the Company and shall perform the following services in connection with the general business of the Company:

(a)
Duties as Chief Financial Officer. Executive shall have such duties, responsibilities and authority as are commensurate and consistent with the positions of Chief Financial Officer of a company and as may, from time to time, be assigned to him by the Board of Directors or the Chief Executive Officer. Executive shall report directly to the Board of Directors and the Chief Executive Officer. During the Term, Executive shall devote his full business time and efforts to the performance of his duties hereunder, except as may be otherwise authorized by the Board. The Executive will comply and be bound by the Company’s written operating policies, procedures and practices from time to time in effect during Executive’s employment. Executive represents and warrants that he is free to enter into and fully perform this Agreement and the agreements referred to herein without breach of any agreement or contract to which he is a party or by which he is bound.

(b)
Compliance. The Executive hereby agrees to observe and comply with such reasonable rules and regulations of the Company as may be duly adopted from time to time by the Company's Chief Executive Officer and Board of Directors and otherwise to carry out and perform those orders, directions and policies stated to him from time to time, either as specified in the minutes of the proceedings of the Board of Directors of the Company or otherwise in writing that are reasonably necessary and appropriate to carry out his duties hereunder. Such orders, directions and policies shall be legal and shall be consistent with the Executive's position Chief Financial Officer.

5.
EXTENT OF SERVICES

The Executive agrees to serve the Company faithfully and to the best of his ability and shall devote his full time, attention and energies to the business of the Company during customary business hours, except as may be otherwise authorized by the Board. The Executive agrees to carry out his duties in a competent and professional manner and to at all times promote the best interests of the Company. The Executive shall not, during the Term of his employment hereunder, engage in any other business, whether or not pursued for profit. Nothing contained herein shall be construed as preventing the Executive from investing in any other business or entity which is not in competition with the business of the Company. Nothing contained herein shall be construed as preventing the Executive from (1) engaging in personal business affairs and other personal matters, (2) serving on civic or charitable boards or committees, or (3) serving on the board of directors of companies that do not compete directly or indirectly with the Company, provided however, that none of such activities materially interferes with the performance of his duties under this Agreement and provided further that the Board of Directors approves of each such proposed appointment which approval shall not be unreasonably withheld.

6.
BENEFITS AND EXPENSES

During the Term, Executive shall be entitled to, and the Company shall provide, the following benefits in addition to those specified in Section 3:

(a)
Vacation. The Executive shall be entitled to four (4) weeks’ vacation in each twelve (12) month period during the Term. Vacation may be taken at such time(s) as Executive may determine provided that such vacation does not interfere with the Company's business operations. The Executive must use his vacation in any event by May 31 of the year next following the year in which the vacation accrues or such vacation time shall expire. The Executive shall not be entitled to compensation for unused vacation except that, upon termination of his employment and so long as it is consistent with section 7 herein, the Company shall pay to the Executive for all of his accrued, unexpired vacation time. The Executive shall accrue 1.66 vacation days per month beginning on the date hereof.

(b)
Expense Reimbursement. The Company shall reimburse the Executive upon submission of vouchers or receipts for his out-of-pocket expenses for travel, entertainment, meals and the like reasonably incurred by him pursuant to his employment hereunder in accordance with the general policy of the Company as adopted by its Board of Directors from time to time.

(c)
Health Insurance. The Company shall provide the Executive with health insurance in the coverages consistent with those provided to other similarly situated executives of the Company.

(d)
Disability Insurance. If the Company maintains disability insurance, then the Company shall provide a disability policy for the Executive comparable to the policies in force for other similarly situated executives in the Company.

(e)
Other Benefits. The Company shall provide to the Executive the same benefits it makes available to other similarly situated executives of the Company as determined from time to time by the Board of Directors.

7.
TERMINATION; DISABILITY; RESIGNATION; TERMINATION WITHOUT CAUSE

(a)
Termination for Cause. The Company shall have the right to terminate the Executive's employment hereunder:

(1)
For Cause upon such termination, Executive shall have no further duties or obligations under this Agreement (except as provided in Section 8) and the obligations of the Company to Executive shall be as set forth below. For purposes of this Agreement, “Cause” shall mean:

(A)
Executive’s indictment or conviction of a felony or any crime involving moral turpitude under federal, state or local law;

(B)
Executive’s failure to perform (other than as a result of Executive's being Disabled), in any material respect, any of his duties or obligations under or in accordance with this Agreement for any reason whatsoever and the Executive fails to cure such failure within ten business days following receipt of notice from the Company;

(C)
Executive commits any dishonest, malicious or grossly negligent act which is materially detrimental to the business or reputation of the Company, or the Company’s business relationships, provided, however, that in such event the Company shall give the Executive written notice specifying in reasonable detail the reason for the termination;

(D)
Any intentional misapplication by Executive of the Company’s funds or other material assets, or any other act of dishonesty injurious to the Company committed by Executive; or

(E)
Executive’s use or possession of any controlled substance or chronic abuse of alcoholic beverages, which use or possession the Board of Directors reasonably determines renders Executive unfit to serve in his capacity as a senior executive of the Company.

In the event the Company terminates the Executive's employment for cause, then the Executive shall be entitled to receive through the date of termination: (1) his base salary as defined in Section 3(a) hereof; and (2) the benefits provided in Section 6 hereof including all accrued but unpaid vacation.

(b)
Disability. The Company shall have the right to terminate the Executive's employment hereunder:

(1)
By reason of the Executive's becoming Disabled for an aggregate period of ninety (90) days in any consecutive three hundred sixty (360) day period (the “Disability Period”).

(A)
“Disabled” as used in this Agreement means that, by reason of physical or mental incapacity, Executive shall fail or be unable to substantially perform the essential duties of his employment with or without reasonable accommodation.

(B)
In the event Executive is Disabled, during the period of such disability he shall continue to receive his base compensation in the amount set forth in Section 3(a) hereof, which base compensation shall be reduced by the amount of all disability benefits he actually receives under any disability insurance program in place with the Company until the first to occur of (1) the cessation of the Disability or (2) the termination of this Agreement by the Company. During the period of Disability and prior to termination, the Executive shall continue to receive the benefits provided in Section 6 hereof.

(C)
For the purposes of this Section 7(b), any amounts to be paid to Executive by the Company pursuant to subsection (B) above, shall not be reduced by any disability income insurance proceeds received by him under any disability insurance policies owned or paid for by the Executive.

(D)
If the Executive is terminated at the end of the Disability Period, then the Executive shall receive through the date of termination: (1) his base salary as defined in Section 3(a) hereof; and (2) the benefits provided in Section 6 hereof including all accrued but unpaid vacation.

(c)
Death. The Company's employment of the Executive shall terminate upon his death and all payments and benefits shall cease upon such date provided, however, that under this Agreement the estate of such Executive shall be entitled to receive through the date of termination (1) his base salary as defined in Section 3(a) hereof and (2) the benefits provided in Section 6 hereof including all accrued but unpaid vacation.

(d)
Termination by the Executive for Good Reason.

The Executive may elect, by written notice to the Company, such notice to be effective immediately upon receipt by the Company, to terminate his employment hereunder if:

(1)
The Company sells all or substantially all of its assets and the Executive is not retained or otherwise has his employment terminated;

(2)
The Company merges or consolidates with another business entity in a transaction immediately following which the holders of all of the outstanding shares of the voting capital stock of the Company own less than a majority of the outstanding shares of the voting capital stock of the resulting entity (whether or not the resulting entity is the Company); provided, however, that the Executive shall not be permitted to terminate his employment under this subsection unless he notifies the Company in writing that he does not approve of the directors selected to serve on the Board after the merger or similar transaction described herein;

(3)
More than fifty (50%) percent of the outstanding shares of the voting capital stock of the Company are acquired by a person or group (as such terms are used in Section 13(d) of the Securities Exchange Act of 1934, as amended), which person or group includes neither the Executive nor the holders of the majority of the outstanding shares of the voting capital stock of the Company on the date hereof; provided, however, that the Executive shall not be permitted to terminate his employment under this subsection unless he notifies the Company in writing that he does not approve of the directors selected to serve on the Board after the merger or similar transaction described herein;

(4)
The Company defaults in making any of the payments required under this Agreement and said default continues for a one hundred eighty (180) day period after the Executive has given the Company written notice of the payment default.

 If the Executive elects to terminate his employment hereunder pursuant to this Section 7(d), then (1) the Company shall continue to pay to the Executive his salary as provided in Section 3(a) hereof through the end of the current Term; (2) the Company shall continue to provide to the Executive the benefits provided in Section 6 hereof through the end of the current Term; and (3) all of the options granted to the Executive hereunder to purchase shares of the common stock of the Company shall vest immediately and the term of the option shall continue for the period specified in the option had the employment of the Executive not been so terminated.

(e)
Resignation. If the Executive voluntarily resigns during the Term of this Agreement or any Renewal Term other than pursuant to Section 7(d) hereof, then all payments and benefits shall cease on the effective date of resignation, provided that under this Agreement the Executive shall be entitled to receive through the date of such resignation (1) his base salary as defined in Section 3(a) hereof and (2) the benefits provided in Section 6 hereof including all accrued but unpaid vacation.

(f)
Termination Without Cause. The Company may terminate this Agreement at any time, for any reason, or for no reason, effective immediately upon written notice to Executive. If the Company terminates this Agreement pursuant to this Section 7(f) during the Term of this Agreement, then the Company shall continue to pay to the Executive his base salary hereunder through the first anniversary of the date of such termination and the Executive shall receive all the benefits provided in Section 6 hereof.

(g)
Recoupment of Initial Shares. If Executive’s employment is terminated (i) by the Company for Cause, (ii) by Executive breaching this Agreement for any reason whatsoever, or (iii) by Executive without Good Reason, then the following percentages of Initial Shares shall be subject to immediate recoupment by the Company:

Termination Date	Percentage of Initial Shares Subject to Recoupment
From Effective Date through May 31, 2017	90%
June 1, 2017 through May 31, 2018	66%
June 1, 2018 through May 31, 2019	33%

For the avoidance of doubt, if Executive is employed under this Agreement on June 1, 2019, this Section 7(g) shall no longer be in effect and Executive’s Initial Shares shall not be subject to recoupment by the Company. In addition, this Section 7(g) shall not subject any other compensation given to the Executive under Section 3(a) or 3(b) hereof to recoupment by the Company.

8.
CONFIDENTIALITY; RESTRICTIVE COVENANTS; NON COMPETITION

(a)
Non-Disclosure of Information.

(1)
The Executive recognizes and acknowledges that by virtue of his position as a key executive, he will have access to the lists of the Company's vendors, suppliers, financing sources, advertisers and customers, financial records and business procedures, personnel, software, practices, plans, strategy, and other unique business information and records (collectively “Proprietary Information”), as same may exist from time to time, and that they are valuable, special and unique assets of the Company's business. The Executive also may develop on behalf of the Company a personal acquaintance with the present and potential future clients and customers of the Company, and the Executive’s acquaintance may constitute the Company’s sole contact with such clients and customers.

(2)
The Executive will not, without the prior written consent of the Company, during the Term of his employment or any time thereafter, except as may be required by competent legal authority or as required by the Company to be disclosed in the course of performing Executive’s duties under this Agreement, disclose trade secrets or other confidential information about the Company, including but not limited to Proprietary Information, to any person, firm, corporation, association or other entity for any reason or any purpose whatsoever or utilize such Proprietary Information for his own benefit or the benefit of any third party; .provided, however, that nothing contained herein shall prohibit the Executive from using his personal acquaintance with any clients or customers of the Company at any time in a manner that is not inconsistent with their remaining as clients or customers of the Company.

(3)
All equipment, records, files, memoranda, computer print-outs and data, reports, correspondence and the like, relating to the business of the Company which Executive shall use or prepare or come into contact with shall remain the sole property of the Company. The Executive shall immediately turn over to the Company all such material in Executive's possession, custody or control at such time as this Agreement is terminated.

(4)
“Proprietary Information” shall not include information that was a matter of public knowledge on the date of this Agreement or subsequently becomes public knowledge other than as a result of having been revealed, disclosed or disseminated by Executive, directly or indirectly, in violation of this Agreement.

(b)
Non-Solicitation. The Executive covenants and agrees that during the term of his employment, and for a two (2) year period immediately following the end of the Term of or earlier termination of this Agreement, regardless of the reason therefor, the Executive shall not solicit, induce, aid or suggest to: (1) any employee to leave such employ, (2) any contractor, consultant or other service provider to terminate such relationship, or (3) any customer, agency, vendor, or supplier of the Company to cease doing business with the Company.

(c)
Non-Competition. For purposes of this Section 8(c) the parties agree that the “business of the Company” shall be defined to refer to the solid waste industry, including hauling and landfill operations.

The Executive covenants and agrees that during the Term, Executive shall not engage in any activity or render service in any capacity, directly or indirectly, (whether as principal, director, officer, investor, employee, consultant or otherwise) for or on behalf of any person or persons or entity in the United States or anywhere else in the world if such activity or service directly or indirectly involves or relates to any (1) business which is in competition with the business of the Company or (2) other business acquired or begun by the Company during the period of the Executive’s employment hereunder but in the latter event only if the Executive was directly involved in the operation of such other business. It is understood and agreed that nothing herein contained shall prevent the Executive from engaging in discussions concerning business arrangements to become effective upon the expiration of the term of this covenant not to compete.

(d)
Enforcement. In view of the foregoing, the Executive acknowledges and agrees that it is reasonable and necessary for the protection of the good will, business, trade secrets, confidential information and Proprietary Information of the Company that he makes the covenants in this Section 8 and that the Company will suffer irreparable injury if the Executive engages in the conduct prohibited by Section 8 (a), (b) or (c) of this Agreement. The Executive agrees that upon a breach, threatened breach or violation by him of any of the foregoing provisions of this Section 8, the Company, in addition to all other remedies it may have including an action at law for damages, shall be entitled as a matter of right to injunctive relief, specific performance or any other form of equitable relief in any court of competent jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, to enjoin and restrain the Executive and each and every other person, partnership, association, corporation or organization acting in concert with the Executive, from the continuance of any action constituting such breach. The Company shall also be entitled to recover from the Executive all of its reasonable costs incurred in the enforcement of this Section 8 including its reasonable legal fees. The Executive acknowledges that the terms of Section 8(a), (b) and (c) are reasonable and enforceable and that, should there be a violation or attempted or threatened violation by the Executive of any of the provisions contained in these subsections, the Company shall be entitled to relief by way of injunction, specific performance or other form of equitable relief. In the event that any of the foregoing covenants in Sections 8 (a), (b) or (c) shall be deemed by any court of competent jurisdiction, in any proceedings in which the Company shall be a party, to be unenforceable because of its duration, scope, or area, it shall be deemed to be and shall be amended to conform to the scope, period of time and geographical area which would permit it to be enforced.

(e)
Independent Covenants. The Company and the Executive agree that the covenants contained in this Section 8 shall each be construed as a separate agreement independent of any of the other terms and conditions of this Agreement, and the existence of any claim by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense by the Executive to the Company’s enforcement of any of the covenants of this Section 8.

9.          DISCLOSURE AND ASSIGNMENT OF RIGHTS.

(a)
Disclosure. The Executive agrees that he will promptly assign to the Company or its nominee(s) all right, title and interest of the Executive in and to any and all ideas, inventions, discoveries, secret processes, and methods and improvements, together with any and all patents or other forms of intellectual property protection that may be obtainable in connection therewith or that may be issued thereon, such as trademarks, service marks and copyrights, in the United States and in all foreign countries, which the Executive may invent, develop, or improve or cause to be invented developed or improved, on behalf of the Company while engaged in Company related decisions, during the Term or within six (6) months after the Term or earlier termination of this Agreement, which are or were related to the scope of the Company’s business or any work carried on by the Company or to any problems and projects specifically assigned to the Executive. All works and writings which relate to the Company’s business are works for hire under the Copyright Act, and any and all copyrights therefor shall be placed in the name of and inure to the benefit of the Company.

(b)
Assignment of Interest. The Executive agrees to disclose immediately to duly authorized representatives of the Company any ideas, inventions, discoveries, processes, methods and improvements covered by the terms of this Section 9 and to execute, at the Company’s expense, all documents reasonably required in connection with the Company’s application for appropriate protection and registration under the federal and foreign patent, trademark, and copyright law and the assignment thereof to the Company’s nominee (s). The Executive hereby appoints the Company’s Chairman as true and lawful attorney in fact with full powers of substitution and delegation to execute acknowledge and deliver any such instruments and assignments, which the Executive shall fail or refuse to execute or deliver.

10.
INDEMNIFICATION.

The Company shall indemnify the Executive to the maximum extent permitted under the New York Business Corporation Law, or any successor thereto, and shall promptly advance any expenses incurred by the Executive prior to the final disposition of the proceeding to which such indemnity relates upon receipt from the Executive of a written undertaking to repay the amount so advanced if it shall be determined ultimately that the Executive is not entitled to indemnity under the standards set forth in the New York Business Corporation Law or its successor. The Company shall use commercially reasonable efforts to obtain and maintain throughout the Term of the employment of the Executive hereunder directors’ and officers’ liability insurance for the benefit of the Executive. The indemnification obligations of the Company under this Section 10 shall survive the termination of the Term or of this Agreement for any reason whatsoever unless the Agreement is terminated for cause.

11.
NOTICES.

(a)
Any and all notices or other communications given under this Agreement shall be in writing and shall be deemed to have been duly given on (1) the date of delivery, if delivered in person to the addressee, (2) the next business day if sent by overnight courier, or (3) three (3) days after mailing, if mailed within the continental United States, postage prepaid, by certified or registered mail, return receipt requested, to the party entitled to receive same, at his or its address set forth below.

The Company:

Meridian Waste Solutions, Inc.
12540 Broadwell Road, Suite 2104
Milton, GA 30004
Attn: Jeffrey Cosman, CEO

If to the Executive:

Joseph D’Arelli
[22401 Martella Avenue
Boca Raton, FL 33433]

(b)
The parties may designate by notice to each other any new address for the purposes of this Agreement as provided in this Section 11.

12.
MISCELLANEOUS PROVISIONS

(a)
This agreement represents the entire Agreement between the parties and supersedes any prior agreement or understanding between them with respect to the subject matter hereof, including without limitation that certain Employment Agreement dated May 23, 2016. No provision hereof may be amended, modified, terminated, or revoked except by a writing signed by all parties hereto.

(b)
This Agreement shall be binding upon parties and their respective heirs, legal representatives, and successors. Subject to the provisions of Section 7(d) hereof, the rights and interests of Company hereunder may be assigned to (1) a subsidiary or affiliate of the Company or (2) a successor business or successor business entity that is not a subsidiary or affiliate of the Company without the Executive's prior written consent; provided, however, that in either case the assignee continues the same business of the Company. The rights, interests and obligations of Executive are non-assignable.

(c)
No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party against whom the waiver is asserted, and no such waiver shall be deemed the waiver of any subsequent breach or default of the same or similar nature.

(d)
If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall affect only such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

(e)
The captions and headings contained in this Agreement are for convenience only and shall not be construed as a part of this Agreement.

(f)
Wherever it appears appropriate from the context, each term stated in this the singular or the plural shall include the singular and the plural.

(g)
The parties hereto agree that they will take such action and execute and deliver such documents as may be reasonably necessary to fulfill the terms of this Agreement.

(h)
The agreements and covenants set forth in Section 8 above shall survive termination or expiration of this Agreement.

(i)
The Executive represents and warrants that he is not subject to any prohibition or restriction, oral or written, preventing him from entering into this Agreement and undertaking his duties hereunder.

(j)
The Executive acknowledges that he has consulted with counsel and been advised of his rights in connection with the negotiation, execution and delivery of this Agreement including in particular Section 8 of this Agreement.

13
Governing Law. The Agreement shall be construed in accordance with the laws of the State of New Jersey and any dispute under this Agreement will only be brought in the state and federal courts located in the State of New Jersey.

14.
Waiver of Jury Trail. THE EXECUTIVE HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED ON THIS AGREEMENT, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF OR BETWEEN ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE COMPANY ENTERING INTO THIS AGREEMENT. THE COMPANY’S REASONABLE RELIANCE UPON SUCH INDUCEMENT IS HEREBY ACKNOWLEDGED.

[Signatures Appear on the Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the date first above written.

MERIDIAN WASTE SOLUTIONS, INC.

By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Chief Executive Officer

EXECUTIVE

/s/ Joseph D’Arelli
JOSEPH D’ARELLI., an individual